Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D/A referred to below) on behalf of each of them of a statement on Schedule 13D/A (including amendments thereto executed by each of them) with respect to the Class A ordinary shares, par value of $0.001 per share, of iClick Interactive Asia Group Limited, a company incorporated in the Cayman Islands, and that this Agreement may be included as an exhibit to such joint filing.

Each of the undersigned is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement on December 11, 2024.

Jian Tang

By:	/s/ Jian Tang

Igomax Inc.

By:	/s/ Jian Tang
Name:	Jian Tang
Title:	Director

Wing Hong Sammy Hsieh

By:	/s/ Wing Hong Sammy Hsieh

BUBINGA HOLDINGS LIMITED

By:	/s/ Wing Hong Sammy Hsieh
Name:	Wing Hong Sammy Hsieh
Title:	Director